Exhibit 99

For Immediate Release

Brocksmith Leaving Worthington Board

COLUMBUS, Ohio, June 18, 2004 – Worthington Industries Inc. (NYSE: WOR) announced today that James G. Brocksmith, Jr. has resigned from the board of directors. Brocksmith joined the board in February of 2003 and has resigned for personal reasons.

“We regret that we will not have the benefit of his considerable expertise as a board member,” Chairman and CEO John P. McConnell said. “We wish him well in all of his other board responsibilities and we anticipate no immediate changes for our board.”

Worthington Industries is a leading diversified metal processing company with annual sales of more than $2 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as automotive aftermarket stampings, pressure cylinders, metal framing, metal ceiling grid systems and laser welded blanks. The company employs 8,000 people and operates 61 facilities in 10 countries.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (“the Act”). Statements by the company, which are not historical information constitute “forward looking statements” within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company’s filings with the Securities and Exchange Commission.

###